Exhibit 99.1

NOTICE OF TRADING RESTRICTION PERIOD

This notice is given pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of SEC Regulation BTR. Due to The Hanover Companies Retirement Savings Plan (the “401(k) Plan”) conversion of its recordkeeper to Prudential Retirement, there will be a trading blackout period for all executive officers and directors beginning on September 15, 2006, and ending when the conversion is complete, which is anticipated to be the week of October 15, 2006.

During the blackout period, you will be prohibited from purchasing, selling or otherwise acquiring or transferring any Hanover Compressor Company common stock that you acquired in connection with your service or employment as a director or executive officer of Hanover Compressor Company. These trading restrictions apply to your holdings both inside and outside of the 401(k) Plan. Notwithstanding the foregoing restrictions, the following types of transactions are permitted during the blackout period:

•	Purchases or sales of equity securities pursuant to valid Rule 10b5-1 programs, as long as the advance election was not made or modified during the blackout period or at a time you were aware of the actual or approximate dates of the impending blackout period;

•	Compensatory grants and awards of equity securities pursuant to programs under which grants and awards occur automatically or pursuant to a formula;

•	Acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent and distribution;

•	Acquisitions or dispositions of equity securities pursuant to a qualified domestic relations order; and

•	Sales or dispositions of equity securities compelled by the laws or other requirements of an applicable jurisdiction.

For more information concerning the trading restriction period you may contact Tim Timbrook, Hanover’s Director of Global Compensation and Benefits at 832-554-4935.